                                                                    EXHIBIT 12

                           TYCO INTERNATIONAL LTD.
             Computation of Ratio of Earnings to Fixed Charges (1)
                              (in thousands)

                           FISCAL YEAR                YEAR ENDED DECEMBER  31,
                              ENDED
                            SEPT. 30,
                            1997 (5)
                                            1996         1995        1994        1993
                           -----------  -----------  ----------  ----------  ----------
Earnings:
(Loss) income before
  extraordinary item and
  cumulative effect of
  accounting changes....    ($776,760)   ($296,700)    $267,500    $301,472    $244,294

Income Taxes............      187,017      235,500      208,600     193,265     130,322
                           -----------  -----------  ----------  ----------  ----------
                             (589,743)     (61,200)     476,100     494,737     374,616
                           -----------  -----------  ----------  ----------  ----------
                           -----------  -----------  ----------  ----------  ----------
Fixed charges:

Interest expense (2)....      137,453      193,300      187,500     167,746     168,382

Rentals (3).............       51,167       59,600       50,600      44,899      44,941
                           -----------  -----------  ----------  ----------  ----------
                              188,620      252,900      238,100     212,645     213,323
                           -----------  -----------  ----------  ----------  ----------
                           -----------  -----------  ----------  ----------  ----------
Earnings (loss) before
 income taxes and fixed
 charges                    ($401,123)    $191,700     $714,200    $707,382    $587,939
                           -----------  -----------  ----------  ----------  ----------
                           -----------  -----------  ----------  ----------  ----------
Ratio of earnings to
  fixed charges(4)......           (4)          (4)        3.00        3.33        2.76


(1) On July 2, 1997, a wholly-owned subsidiary of the Company merged with Former Tyco. On August 27, 1997, the Company consummated a merger with INBRAND Corporation, and on August 29, 1997, the Company consummated a merger with Keystone International, Inc. Each of the three merger transactions qualifies for pooling of interests basis of accounting. As such, the ratio of earnings to fixed charges for the nine months ended September 30, 1997 and the years ended December 31, 1996, 1995, 1994 and 1993 include the effect of the mergers, except that the consolidated financial statements for periods prior to January 1, 1997 do not include INBRAND due to immateriality.

    Prior to the respective mergers, ADT and Keystone had calendar year ends and Former Tyco and INBRAND had June 30 fiscal year ends. The historical results have been combined using a calendar year end for ADT, Keystone and Former Tyco for the year ended December 31, 1996. For 1995, 1994 and 1993 the results of operations and financial position reflect the combination of ADT and Keystone with a calendar year end and the Former Tyco with a June 30 fiscal year end.

(2) Interest expense consists of interest on indebtedness and amortization of debt expense.

(3) One-third of net rental expense is deemed representative of the interest factor.

(4) For purposes of determining the ratio of earnings to fixed charges, earnings consist of income (loss) before income taxes, cumulative effect of change in accounting methods and extraordinary items, and fixed charges. Earnings were insufficient to cover fixed charges by $589.7 million and $61.2 million in 1997 and 1996, respectively.

    Earnings for the nine months ended September 30, 1997 and the year ended December 31, 1996 included merger, restructuring and other nonrecurring charges of $917.8 million and $246.1 million, respectively. Earnings also include a charge for the impairment of long-lived assets of $148.4 million and $744.7 million, respectively in the 1997 and 1996 periods.
    The 1997 period also includes a write off of purchased in process research and development of $361.0 million.

    On a pro forma basis the ratio of earnings to fixed charges excluding merger, restructuring and other nonrecurring charges, charge for the impairment of long-lived assets and write off of purchased in process research and development would have been 5.44x and 4.68x for the nine months ended September 30, 1997 and year ended December 31, 1996, respectively.

(5) In September 1997, the Company changed its fiscal year end from December 31 to September 30. The fiscal year ended September 30, 1997 represents the nine month period ended September 30, 1997.